Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, MARCH 28, 2013

MHI HOSPITALITY CORPORATION ANNOUNCES PARTIAL REDEMPTION OF PREFERRED STOCK; AMENDS RALEIGH MORTGAGE LOAN

Williamsburg, Virginia – March 28, 2013 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has entered into an agreement with the holders of the Company’s Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) to redeem 1,901.547 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of accrued and unpaid cash and stock dividends.

The Company also announced that it amended the original $8.0 million mortgage secured by its Doubletree by Hilton Brownstone-University hotel with its existing lender, Premier Bank, Inc. With the amendment, the loan’s principal amount is increased to $10.0 million. The mortgage’s interest rate will remain at 5.25% and the loan was amended to remove any prepayment penalty. Per the above, proceeds from the loan amendment were used to redeem a portion of the Preferred Stock. This combined transaction results in a normalized annual interest expense savings of approximately $115,000 to the Company.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

MHI Hospitality Corporation

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

scottkucinski@mhihospitality.com